As filed with the Securities and Exchange Commission on June 23, 2025

Registration No. 333-245670

Registration No. 333-261627

Registration No. 333-273801

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-245670

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-261627

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273801

UNDER THE SECURITIES ACT OF 1933

PHX Minerals Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-1055775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1320 South University Drive, Suite 720 Fort Worth, TX 76107 (405) 948-1560 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

PHX Minerals Inc. Amended and Restated 2021 Long-Term Incentive Plan

PHX Minerals Inc. 2021 Long-Term Incentive Plan

Panhandle Oil and Gas Inc. 2010 Restricted Stock Plan

(Full titles of the plans)

Jeffrey Slotterback

Chief Financial Officer and Secretary

PHX Minerals Inc.

1320 South University Drive, Suite 720

Fort Worth, TX 76107

(405) 948-1560

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James R. Griffin, Esq.
Claudia Lai, Esq.
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
(214) 746-7779

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

PHX Minerals Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.01666 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-245670, filed on August 13, 2020, as amended on April 7, 2022, relating to the registration of (i) 230,677 Shares previously issued under the Panhandle Oil and Gas Inc. 2010 Restricted Stock Plan (the “2010 Plan”), and (ii) 300,235 Shares reserved for issuance under the 2010 Plan;
•	Registration Statement No. 333-261627, filed on December 13, 2021, as amended on April 7, 2022, relating to the registration of 2,500,000 Shares reserved for issuance under the PHX Minerals Inc. 2021 Long-Term Incentive Plan;
•	Registration Statement No. 333-273801, filed on August 8, 2023, relating to the registration of 2,400,000 Shares reserved for issuance under the PHX Minerals Inc. Amended and Restated 2021 Long-Term Incentive Plan.

On June 23, 2025, pursuant to the Agreement and Plan of Merger, dated as of May 8, 2025 (the “Merger Agreement”), by and among the Registrant, WhiteHawk Acquisition, Inc., a Delaware corporation (“Parent”), and WhiteHawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on this 23rd day of June, 2025.

PHX MINERALS INC.

By:	/s/ Jeffrey Slotterback
Name:	Jeffrey Slotterback
Title:	Chief Financial Officer and Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.